Exhibit 10.19

INFINITY SUPPLEMENTAL RETIREMENT PLAN

Article I. The Plan

1.1 Establishment of the Plan

Infinity Property & Casualty Corporation (the “Company”) hereby establishes the Infinity Supplemental Retirement Plan for eligible employees of the Company and participating Affiliates, to be deemed effective as of March 1, 2003. This Plan shall be known as the Infinity Supplemental Retirement Plan (the “Plan”).

1.2 Purpose of the Plan

The Plan is intended to permit eligible employees of the Company and its Affiliates to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to receive employer retirement contributions that are precluded by the provisions of the 401(k) Retirement Plan or by law due to limitations on compensation which may be considered in making such contributions under the 401(k) Retirement Plan.

The group of eligible employees shall be limited to a “select group of management or highly compensated employees” within the meaning of ERISA Section 201(2).

Benefits provided under this Plan shall be paid solely from the general assets of the Company and participating Affiliates. This Plan, therefore, is exempt from the participations, vesting, funding and fiduciary requirements of Title I of ERISA. The Company may establish a rabbi trust (the “Trust”) which may be used to pay benefits arising under the Plan and all costs, charges and expenses relating thereto; except that, to the extent that the funds held in the Trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay such benefits, costs, charges and expenses.

1.3 Applicability of the Plan

This Plan applies only to eligible Employees who are in the active employ of the Company or a participating Affiliate on or after the effective date of the Plan.

Article II. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. The definition or any term in the singular shall also include the plural.

2.1 Account

Account means the bookkeeping account for each Participant that represents salary reduction contributions made on the Participant’s behalf under Section 4.1, including any gains and losses credited on such contributions under Section 5.2.

2.2 Administrative Committee

Administrative Committee means the committee appointed in accordance with Sections 7.1 to administer the Plan as the Plan Administrator.

2.3 Affiliate

Affiliate means any entity which, along with the Company, is a member of a controlled group of employers under Code Section 414(b), (c), (m), or (o).

2.4 Beneficiary

A Participant’s Beneficiary under this Plan shall be the same person or entity designated as the Participant’s beneficiary under the 401(k) Retirement Plan.

2.5 Board

Board means the Company’s Board of Directors.

2.6 Code

Code means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code also shall be deemed to refer to the regulations under that Code section.

2.7 Company

Company means Infinity Property and Casualty Corporation or any successor thereto.

2.8 Compensation

Compensation for any Plan Year means a participant’s “Compensation” as defined under the 401(k) Retirement Plan, without regard to any limits on such Compensation imposed by Code Section 401(a)(17).

2.9 Employee

Employee means any person who is employed by the Company or an Affiliate.

2.10 Employer

Employer means the Company and each Affiliate which has adopted this Plan for its eligible Employees.

2.11 ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time to time. A reference to a particular section of ERISA shall also be deemed to refer to the regulations under that section.

2.12 Participant

Participant means an Employee of an Employer who has met, and continues to meet, the eligibility requirements of Sections 3.1 and 3.2.

2.13 Plan

Plan means the Infinity Supplemental Retirement Plan, as amended from time to time.

2.14 Plan Administrator

Plan Administrator means the Administrative Committee of the Plan appointed pursuant to Section 7.1 of the Plan.

2.15 Plan Year

Plan Year means the calendar year.

2.16 Termination of Service

Termination of Service means an Employee’s death or resignation, discharge or retirement from the Company and its Affiliates.

2.17 Valuation Date

Valuation Date means the last day of each calendar quarter and any other date that the Plan Administrator selects in its sole discretion for the revaluation and adjustment of Accounts.

Article III. Participation

3.1 Eligibility

(a)	Any Employee who is eligible to participate in the 401(k) Retirement Plan and whose annual Compensation paid in the prior Plan Year was equal to or greater than the amount defined in Code Section 414(q) for a highly compensated employee for the current Plan Year and who is determined by the Company to be a highly compensated employee as defined in the Company’s 401(k) Retirement Plan shall be eligible to participate in the Plan as of January 1 of the Plan Year. Any employee hired during the year whose annual Compensation is expected to be equal to or greater than the amount described in the preceding sentence for the current Plan Year and who is determined by the Company to be a highly compensated employee shall be eligible to participate in the Plan immediately.

(b)	An Employee shall become a Participant on the first day of the month immediately following the date he or she becomes eligible to participate as provided in the preceding paragraph (a). However, no Employee shall become a Participant unless the Employee is a member of a “select group of management or highly compensated employees” within the meaning of ERISA Section 201(2).

3.2 Duration

An Employee who becomes a Participant under Section 3.1 shall remain an active Participant until his or her Termination of Service. No contributions shall be credited to the Account of an individual after his active participation has been terminated. However, such individual shall continue to be a Participant for all other purposes until all benefits to which he or she is entitled to receive under this Plan have been paid.

Article IV. Benefits

4.1 Employer Supplemental Retirement Contributions

(a)	Eligibility. The amount of the employer supplemental retirement contribution allocated to a Participant’s Account for a Plan Year shall equal the difference in the amount of retirement contribution that the Participant would have received under Section 3.1(a) (discretionary employer contribution) of the 401(k) Retirement Plan if his or her Compensation under such plan had not been subject to the Code Section 415 annual defined contribution plan compensation limitation, less the retirement contribution actually made for the Participant in accordance with Section 3.1(a) (discretionary employer contribution) of the 401(k) Retirement Plan. To receive this employer supplement retirement contribution, a Participant must have satisfied all requirements for a retirement contribution under the 401(k) Retirement Plan for the Plan Year.

(b)	Allocations. A Participant shall be credited with employer supplemental retirement contributions under this Plan for a Plan Year at such time as the Participant is credited with retirement contributions under the 401(k) Retirement Plan.

4.2 Forfeitability of Benefits

Participants shall vest in employer supplemental retirement contributions to this Plan in accordance with the vesting schedule set forth in Section 9.2 of the 401(k) Retirement Plan applicable to retirement contributions under such plan, and also shall become fully vested upon any other event set forth in the 401()k) Retirement Plan that would have resulted in his or her full vesting in retirement contributions under such plan, subject, however, to the substantial risk of forfeiture set forth in Section 5.3.

Article V. Forfeitability of Benefits

5.1 Participant Accounts

Each contribution credited to a Participant under Article IV shall be allocated to an individual bookkeeping Account maintained on behalf of that Participant by the Plan Administrator. Each Participant’s Account shall be adjusted for earnings in the manner described in Section 5.2.

5.2 Valuation of Participant Accounts

The Company may, but is not required to, establish a rabbi trust (“Trust”) and make contributions to it corresponding to any or all amounts accrued under Article IV. These contributions will be credited with income, expenses, gains and losses in accordance with the investment experience of the Trust. The Administrative Committee may direct the trustee of the Trust to establish investment funds in accordance with the rules prescribed by the Administrative Committee. The Administrative Committee may alter the available funds or the procedures for allocating Account balances among them at any time.

With regard to benefits accrued under the Plan with respect to which the Company has not made contributions to a Trust as provided in the preceding paragraph, as of each Valuation Date, each Participant’s Account shall be adjusted to reflect earnings as follows: An average of the Participant’s Account (the “Average Account Balance”) shall be obtained by dividing (a) the sum of (i) the Participant’s Account as of the immediately preceding Valuation Date and (ii) the Participant’s Account as of the immediately preceding Valuation Date plus all contributions since the immediately preceding Valuation Date, by (b) two. The Participant’s Average Account Balance shall be multiplied by the Applicable Interest Rate, and this product shall be added to or subtracted from the Participant’s Account. The Applicable Interest Rate for any plan year shall be equal to the interest rate then in effect for the Company’s Deferral Compensation Plan.

5.3 Financing

The benefits under this Plan shall be paid out of the general assets of the Employers (including assets held in the Trust). No Participant or Beneficiary shall have any interest in any specific asset of any Employer. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of any Employer. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create a fiduciary relationship between an Employer and any Participant or Beneficiary or a right of continued employment for any Participant.

Article VI. Distributions

6.1 Termination of Service

Upon a Participant’s Termination of Service, the Participant shall be entitled to the balance of his or her Account in the same manner and at the same time as set forth in Section 6.3 of the 401(k) Retirement Plan.

6.2 Death of the Participant

If the Participant dies before the distribution of his or her Account, the balance in the Account shall be distributed to the Participant’s Beneficiary in a lump sum cash payment within 90 days of the Valuation Date immediately following the Participant’s death.

6.3 No In-Service Withdrawals

A Participant may not receive a distribution from his or her Account before incurring a Termination of Service.

Article VII. Administration

7.1 Administration

The Plan shall be administered by the Administrative Committee appointed by the Board to serve as the Plan Administrator. The Administrative Committee shall consist of one or more persons appointed by the Board. The Board may remove any member of the Administrative Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Administrative Committee shall have full authority to act. The Board will transmit to the trustee of any Trust created the names and authorized signatures of the members of the Administrative Committee and, as changes take place in membership, the names and signatures of new members. Any member of the Administrative Committee may resign by delivering his or her written resignation to the Board, the trustee and the Administrative Committee. Any such resignation becomes effective upon its receipt by the Board or on such other date as is agreed to by the Board and the resigning member. The Administrative Committee acts by a majority of its members at the time in office and may take action either by vote at a meeting or by consent in writing without a meeting. The Administrative Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the Plan.

The Administrative Committee as Plan Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan. The Plan Administrator shall have absolute and complete discretionary authority to interpret and administer the Plan and shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of eligibility for and amount of any benefit. The Plan Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion. To the extent permitted by law, all finding of fact, determinations, interpretations, and decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan. The Plan Administrator may, in its sole and absolute discretion, delegate any of its powers and duties under this Plan to one or more subcommittees or individuals. In such a case, every reference in the Plan to the Plan Administrator shall be deemed to include such matters within their jurisdiction. The Plan Administrator shall have right to consult with attorneys and other advisors regarding its duties under this Plan, which attorneys and advisors may be employed by an Employer.

The Company agrees to indemnify and hold harmless each member of the Administrative Committee against any and all expenses and liabilities arising out of his or her action or failure to act in such capacity, excepting only expenses and liabilities arising out of his or her own gross negligence or willful misconduct. This right of indemnification is in addition to any other rights to which a member of the Administrative Committee may be entitled. The liabilities and expenses against which a member of the Administrative Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against such a member or the settlement thereof. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Administrative Committee when such settlement appears to be in the best interests of the Company.

The members of the Administrative Committee shall serve without compensation for services as such. All expenses of the Administrative Committee shall be paid by the Company.

7.2 Appeals From Denied Claims

Any participant may file a claim for benefits. If the claim is denied, the claimant shall be provided written notice within 90 days with:

•	Specific reasons for the denial;

•	Specific references to the Plan provisions on which the denial is based;

•	A description of any additional information needed and why it is needed; and

•	An explanation of (1) the procedures and time limits for an appeal, (2) the right to obtain information about the procedures and (3) the right to sue in federal court.

If there are special circumstances delaying the determination of the claim, the claimant may be notified within the 90-day period explaining the special circumstances and stating that an answer will be provided within 90 more days. If an answer is not received within the 90 days (or 180 days if an extension notice has been provided), the claim shall be deemed denied.

Any claimant for a benefit (or, as applicable, his or her estate or other representative or beneficiary) may, within sixty (60) days after receipt of a letter of denial, appeal to the Administrative Committee by writing to: Administrative Committee, Infinity Supplemental Retirement Plan,                                         , and may request a review of the denial of the benefit, with opportunity to submit his or her position in writing. Appeals not timely filed shall be barred. The claimant is entitled to:

•	receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.

•	submit written comments, documents, records and other information relating to the claim, which will be considered without regard to whether such information was submitted or considered in the initial determination.

The Administrative Committee will render a written decision, written in a manner calculated to be understood by the claimant, and mail the written decision to the claimant at the claimant’s last address known to the plan sponsor, specifying by reference to the Plan the reasons for denial of such part or all of the claimed benefit as it denies upon review. Such letter shall state the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claim; describe the Plan’s voluntary appeal procedures, if any; and notify the claimant of his or her right to bring an action under Section 502(a) of ERISA.

7.3 Tax Withholding

The Employer may withhold from any payment under this Plan any federal, state, or local taxes required by law to be withheld with respect to the payment and any sum the Employer may reasonably estimate as necessary to cover any taxes for which it may be liable and that may be assessed with regard to the payment.

7.4 Expenses

All expenses incurred in the administration of the Plan shall be paid by the Employers.

Article	VIII. Adoption of the Plan by Affiliates; Amendment and Termination of the Plan

8.1 Adoption of the Plan by Affiliates

All Affiliates of the Company are deemed to have adopted this Plan as of the later of (i) the effective date of this Plan as set forth in Section 1.1 or (ii) the date of such Affiliate’s affiliation with the Company.

8.2 Amendment and Termination

The Company hereby reserves the right to amend, modify or terminate the Plan at any time and for any reason by action of the Board of Directors of the Company. However, no amendment or termination shall adversely affect the amount of benefits accrued by a Participant prior to the date of the amendment or termination.

Article IX. Miscellaneous Provisions

9.1 Non-Alienation

No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge shall be void. Benefits shall not be in any manner subject to the debts, contracts, liabilities, engagements, or torts of, or claims against, any Participant or Beneficiary, including claims of creditors, claims for alimony or support, and any other like or unlike claims.

9.2 Distribution to Minors & Incompetents

In making any distribution to or for the benefit of any minor or incompetent person, the Plan Administrator, in its sole and absolute discretion, may, but need not, direct such distribution to a legal or natural guardian or other relative of such minor or court appointed committee of such incompetent, or to any adult with whom such minor or incompetent temporarily or permanently resides, and any such guardian, committee, relative or other person shall have full authority and discretion to expend such distribution for the use and benefit of such minor or incompetent. The receipt of such guardian, committee, relative or other person shall be a complete discharge to the Company and any Employer hereunder without any responsibility on its part or on the part of the Plan Administrator to see the application thereof.

9.3 Severability

If any provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

9.4 Applicable Law

Except to the extent preempted by applicable federal law, this Plan shall be governed by and construed in accordance with the laws of the State of Ohio.